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                                                                    EXHIBIT 99.1


[EL PASO LOGO]


September 30, 2002
To Investors and Analysts:

Our investor relations group recently received a number of phone calls concerning rumors that were negatively impacting El Paso's securities. I will address them one by one below.

Undisclosed Debt - Some investors stated that they received a short-sell recommendation report that suggested that El Paso has a multitude of off-balance sheet entities with debt that could become recourse to the company. By now, all of you are familiar with Gemstone and Electron (Limestone), which together issued $1.95 billion of senior secured notes that El Paso guarantees. As you know, both of these financings have been disclosed in our SEC filings, analyst meetings and conference calls, and we include these guarantee obligations as debt when discussing our obligations. In addition, we have provided a thorough disclosure of our other guarantees and support obligations in our 10K.

El Paso does own interests in numerous unconsolidated affiliates (mostly power) that have project finance debt; however, that debt is generally non-recourse to El Paso, except as reported in our financial statements and footnotes.

Electron - The Electron debt (Limestone notes) matures on March 15, 2003, and we expect the joint venture to retire it on schedule. El Paso expects that the Electron joint venture will be terminated simultaneously with, or prior to, the retirement of the debt.

El Paso expects to consolidate the Electron assets and liabilities on its corporate balance sheet in the first quarter of 2003 upon termination of the joint venture, and we do not believe this will have a negative credit impact on the company. We will address the Electron consolidation in greater detail on our third quarter earnings conference call.

Contingent Equity Support - There have been various rumors implying that we have guaranteed the returns for the Electron and Gemstone equity investors, as well as other "undisclosed" financings. The equity investors in Electron and Gemstone have real equity risk, and we do not have any financings in which we provide credit support through an obligation to issue El Paso common stock to such equity investors that we have not disclosed.



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Ratings Triggers - In a July 22, 2002, press release, we announced that we had completed the removal of ratings triggers that require immediate repayment or issuance of equity from $4 billion of El Paso financings (Electron, Gemstone and two minority interest financings - Trinity River and Clydesdale). A small portion of the Limestone note holders failed to tender their notes for the El Paso-guaranteed notes. As a consequence, we continue to have contingent equity support for less than $1 million of Limestone notes currently outstanding.

In the July 22 release, we made it clear that we still have a $300 million minority interest financing with a ratings trigger, El Paso Energy Capital Trust IV (see page 49 of our 2001 10K). We have not removed that trigger due to the size of the financing and its 2003 maturity.

Asset Sales - Our announced asset sale program is on schedule. While there are a lot of assets on the market, we possess a number of valuable assets that we believe will bring sufficient value to allow us to reach our debt reduction targets.

Frankly, it is unlikely that this email addresses all of the rumors that many of you have heard. We consistently have tried to provide investors with all the important facts necessary to value our debt and equity securities, and will continue to be responsive to your concerns.

Please feel free to contact me if you have any questions.



Bruce L. Connery
Vice President
Investor Relations
713.420.5855
bruce.connery@elpaso.com

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            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This email and attachment includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the Company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the Company and its affiliates; inability to realize anticipated synergies and cost savings associated with mergers and acquisitions or restructurings on a timely basis; difficulty in integration of the operations of previously acquired companies; competition; the successful implementation of the Balance Sheet Enhancement Program and the Strategic Repositioning Plan; and other factors described in the Company's (and its affiliates') Securities and Exchange Commission filings. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. Reference should be made to those filings for additional important factors that may affect actual results. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.